Exhibit 99.1

Eos Energy Enterprises Reports Fourth Quarter and Full Year 2022 Financial Results
Company continues to see strong growth with a 4.4x increase in Energy Block shipments vs. FY 2021.

February 28, 2023 — EDISON, N.J. — Eos Energy Enterprises, Inc. (NASDAQ: EOSE) ("Eos" or the “Company”), a leading provider of safe, scalable, efficient, and sustainable zinc-based long duration energy storage systems, today announced financial results for the fourth quarter and full year ended December 31, 2022.

Full Year 2022 Highlights

†Revenue of $17.9 million compared to $4.6 million in 2021, representing approximately 4x revenue growth year-over-year.
†Increased current opportunity pipeline by 83% year-over-year to $7.5 billion, which includes 4GWh in LOIs.
†Costs of Goods Sold of $153.3 million, driven by a 44% reduction in unit product cost year-over-year.
†Booked orders increased 2.5x to $338.6 million resulting in an orders backlog of $463.8 million as of December 31, 2022 compared to orders backlog of $147.5 million as of December 31, 2021.

Fourth Quarter Highlights

†Revenue of $2.7 million, driven by delivery of the 184th and final Energy Block for the 80 MWh Pine Gate Renewables Eastover Project.
†Company deferred production into 2023 to better realize customers’ and Eos’s Inflation Reduction Act benefits.
†Cost of Goods Sold of $30.8 million, a decrease of 38% compared to Q3 2022 as a result of lower sales volume.
†SG&A expense of $12.6 million, a decrease of $2.1 million, as compared to Q3 2022.
†Cash balance of $17.1 million as of December 31, 2022.

Recent Business Highlights

†The Company continues to progress through the due diligence process with Department of Energy Loan Programs Office and is in active negotiations on a term sheet for its potential Title XVII loan.
†On February 2, 2023, the Company announced an initial 47 MWh renewables plus storage project with one of the largest operators of energy storage in the US, along with a separate long-term agreement that contributes 4GWh to the Company’s Pipeline.

†On February 9, 2023, completed the first Eos Cube™ powered by the next-generation Eos Z3™ battery.
†On February 21, 2023, the Company achieved UL 9540A for the next generation Eos Z3™ battery.

Eos Chief Executive Officer Joe Mastrangelo said, “2022 was a year of continued growth. We were able to scale our factory and ramp up production with a 335% increase in shipments while developing and producing a less capital intensive, more efficient, denser, and lower-cost battery, the Eos Z3.”

Mastrangelo concluded, “Heading into 2023, we believe we are in one of the strongest positions in our company’s history as we continue to see a shift in the demand for longer duration energy storage. The passage of the IRA and our progression through the DOE loan due diligence phase provides the growth catalysts to expand our increasingly commercially viable technology.”

Earnings Conference Call and Audio Webcast

Eos will host a conference call to discuss its fourth quarter and full year 2022 financial results on March 1, 2023, at 8:30 a.m. ET. A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at https://investors.eose.com. To access the call by phone, please register in advance using this link (registration link), and you will be provided with dial in details via email upon registration. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

The conference call replay will be available via webcast through Eos’s investor relations website for a limited time. The webcast replay will be available from 11:30 a.m. ET March 1, 2023, and can be accessed by visiting https://investors.eose.com/events-and-presentations.

About Eos

Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth™ aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. Safe, scalable, efficient, sustainable—and manufactured in the U.S—it's the core of our innovative systems that today provide utility, industrial, and commercial customers with a proven, reliable energy storage alternative for 3- to 12-hour applications. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

Contacts

Investors:	ir@eose.com
Media:	media@eose.com

Forward Looking Statements/Disclaimer

There is no assurance that the DOE will offer a term sheet to the applicant, or that the terms and conditions of a term sheet will be consistent with terms proposed by the applicant. The foregoing matters are wholly dependent on the results of the DOE advanced due diligence, and the DOE’s determination whether to proceed.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements

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regarding the tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act of 2022, statements regarding our ability to secure conditional commitment or final approval of a loan from the Department of Energy LPO, or our anticipated use of proceeds from any loan facility provided by the US Department of Energy, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which we are engaged; our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness; our ability to raise financing in the future; the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act, uncertainties around our ability to secure conditional commitment in a timely manner or at all, or final approval of a loan from the Department of Energy, the Loan Programs Office, or the timing of funding and the final size of any loan if approved; the possibility of a government shutdown while we remain in the due diligence phase with the U.S. Department of Energy Loan Programs Office; our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in our revenue and operating results; competition from existing or new competitors; the failure to convert firm order backlog to revenue; risks associated with security breaches in our information technology systems; risks related to legal proceedings or claims; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19; our ability to maintain the listing of our shares of common stock on NASDAQ; our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees; risks related to the adverse changes in general economic conditions, including inflationary pressures and increased interest rates; risk from supply chain disruptions and other impacts of geopolitical conflict; changes in applicable laws or regulations; the possibility that Eos may be adversely affected by other economic, business, and/or competitive factors; other factors beyond our control; risks related to adverse changes in general economic conditions; and other risks and uncertainties. Additionally, there is no assurance that the DOE will offer a term sheet to the applicant, or that the terms and conditions of a term sheet will be consistent with terms proposed by the applicant. The foregoing matters are wholly dependent on the results of the DOE advanced due diligence, and the DOE’s determination whether to proceed.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this press release.

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Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Key Metrics

Backlog. Our backlog represents the amount of revenue that we expect to realize from existing agreements with our customers for the sale of our battery energy storage systems and performance of services. The backlog is calculated by adding new orders in the current fiscal period to the backlog as of the end of the prior fiscal period and then subtracting the shipments in the current fiscal period. If the amount of an order is modified or cancelled, we adjust orders in the current period and our backlog accordingly, but do not retroactively adjust previously published backlogs. There is no comparable US-GAAP financial measure for backlog. We believe that the backlog is a useful indicator regarding the future revenue of our Company.

Pipeline. Our pipeline represents projects for which we have submitted technical proposals or non-binding quotes plus letters of intent (“LOI”) or firm commitments from customers. Pipeline does not include lead generation projects.

Booked Orders. Booked orders are orders where we have legally binding agreements with a Purchase Order (“PO”) or Master Supply Agreement (“MSA”) executed by both parties.

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EOS ENERGY ENTERPRISES, INC.
EARNINGS RELEASE TABLES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Fiscal Year 2022	Fiscal Year 2021
Revenue
Total revenue	$17,924	$4,598

Costs and expenses
Cost of goods sold	153,260	46,483
Research and development expenses	18,469	19,154
Selling, general and administrative expenses	60,623	42,998
Loss on pre-existing agreement	—	30,368
Loss from write-down on property, plant and equipment	6,846	50
Grant (income) expense, net	(16)	269
Total costs and expenses	239,182	139,322

Operating loss	(221,258)	(134,724)

Interest expense, net	7,915	604
Interest expense, related party	10,898	4,597
Remeasurement of equity method investment	—	7,480
Other income	(10,309)	(23,189)
Loss before income taxes	$(229,762)	$(124,216)
Income tax expense	51	—
Net loss	$(229,813)	$(124,216)

Basic and diluted loss per share attributable to common shareholders
Basic	$(3.68)	$(2.36)
Diluted	$(3.68)	$(2.36)

Weighted average shares of common stock
Basic	62,439,857	52,664,349
Diluted	62,439,857	52,664,349

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EOS ENERGY ENTERPRISES, INC.
EARNINGS RELEASE TABLES
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2022	December 31, 2021

Balance sheet data
Cash and cash equivalents	$17,076	$104,831
Other current assets	38,071	37,741
Property and equipment, net	27,169	12,890
Other assets	24,472	13,713
Total assets	106,788	169,175
Total liabilities	239,499	136,728
Total (deficit) equity	(132,711)	32,447

SUMMARIZED STATEMENT OF CASH FLOW DATA
(In thousands)

	December 31, 2022	December 31, 2021

Cash used in operating activities	(196,857)	(116,147)
Cash used in investing activities	(17,170)	(23,336)
Cash provided by financing activities	139,544	123,322
Effect of foreign exchange on cash, cash equivalents & restricted cash	14	—
Net decrease in cash, cash equivalents and restricted cash	(74,469)	(16,161)
Cash, cash equivalents and restricted cash, beginning of year	105,692	121,853
Cash, cash equivalents and restricted cash, end of year	$31,223	$105,692

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